SEABOARD CORPORATION

                      9000 West 67th Street
                  Shawnee Mission, Kansas 66202


            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         APRIL 26, 1999




   Notice is hereby given that the 1999 Annual Meeting of Stockholders of Seaboard Corporation, a Delaware corporation, will be held at the Sheraton Tara Hotel, 320 Washington Street, Newton, Massachusetts, on Monday, the 26th day of April, 1999, at 10 o'clock in the forenoon for the following purposes:

   1.    To elect four Directors of the Company.

   2. To consider and act upon the selection of KPMG LLP as independent auditors of the Company.

   3. To consider a stockholder proposal to recommend a stock split to the Board of Directors.

   4. To transact any other business which may properly come before the meeting, or any adjournment thereof.

   The  close  of  business on Friday, March 5,  1999,  has  been fixed  as  the  record  date  for determination  of  stockholders
entitled  to notice of, and to vote at, the Annual Meeting.   The
books for the transfer of stock will not be closed.

   If  you  do not expect to be present personally at the  Annual
Meeting, please sign, date and return the enclosed proxy in the enclosed addressed envelope.


                              By    order   of   the   Board   of
                              Directors,



                              MARSHALL L. TUTUN, Secretary

March 25, 1999
                      SEABOARD CORPORATION
                      9000 West 67th Street
                 Shawnee Mission, Kansas  66202

                         PROXY STATEMENT
                 ANNUAL MEETING OF STOCKHOLDERS
                         APRIL 26, 1999

                                                   March 25, 1999

  This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders of Seaboard Corporation (the "Company") to be held on April 26, 1999, and at any adjournment thereof, for the purposes set forth in the foregoing Notice of Annual Meeting.
  The close of business on Friday, March 5, 1999, has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting, and at any adjournment thereof.
  This Proxy Statement is first being sent to stockholders on or about March 25, 1999. The consolidated financial statements of the Company for the fiscal year ended December 31, 1998, together with corresponding consolidated financial statements for the fiscal year ended December 31, 1997, are contained in the Annual Report which is mailed to stockholders herewith.
  Proxies in the form enclosed are solicited by the Board of Directors of the Company. Any stockholder giving a proxy in the enclosed form has the power to revoke it at any time before it is exercised. A stockholder's right to revoke his or her proxy is not limited by, or subject to, compliance with any specified formal procedure. He or she may revoke his or her proxy by delivering a written revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.
A proxy in such form, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the direction of the stockholder. Where a choice is not so specified, the shares represented by the proxy will be voted "for" the election of the nominees for Director listed herein, an "abstention" with respect to approval of the stockholder proposal and "for" ratification of the selection of KPMG LLP as independent auditors of the Company. The Board of Directors does not know of any matters which will be brought before the meeting other than those specifically set forth in the Notice of Annual Meeting. However, if any other matter properly comes before the meeting, it is intended that the persons named in the enclosed form of proxy, or their substitutes acting thereunder, will vote on such matter in accordance with their best judgment.
  Votes cast at the Annual Meeting will be tabulated by persons duly appointed to act as inspectors of election for the Annual Meeting. The inspectors of election will treat shares represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspectors of election will treat shares of stock represented by "broker non-votes" as present for purposes of determining a quorum. Broker non-votes are proxies with respect to shares held in record name by brokers or nominees, as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power under applicable national securities exchange rules or the instrument under which it serves in such capacity, and (iii) the record holder has indicated on the proxy card or otherwise notified the Company that it does not have authority to vote such shares on that matter.
  A favorable plurality of votes cast is necessary to elect members of the Board of Directors. Accordingly, abstentions or broker non-votes as to the election of Directors will not affect the election of the candidates receiving the plurality of votes.
  The remaining proposals set forth herein require the affirmative vote of the majority of the shares present. Shares represented by broker non-votes as to such matters are treated as not being present for the purposes of such matters, while abstentions as to such matters are treated as being present but not voting in the affirmative. Accordingly, the effect of broker non-votes is only to reduce the number of shares considered to be present for the consideration of such matters, while abstentions will have the same effect as votes against the matter.
  The Company will bear all expenses in connection with the solicitation of proxies, including preparing, assembling, and mailing of the Proxy Statement.
  The Company had 1,487,519.75 shares of Common Stock, $1.00 par value, outstanding and entitled to vote as of March 5, 1999. A majority, or 743,760 of such shares, constitutes a quorum for the Annual Meeting.

                     PRINCIPAL STOCKHOLDERS

  The following table sets forth the number of shares of the Company's Common Stock beneficially owned by stockholders owning more than five percent of such Common Stock as of January 31, 1999. Unless otherwise indicated, all beneficial ownership consists of sole voting and sole investment power.

   Name and Address                                            Percent
   of Beneficial Owner                   Amount of Stock       of Class

   Seaboard Flour Corporation(1)          1,120,511.75          75.3
   200 Boylston Street
   Chestnut Hill, MA 02167

   Franklin Mutual Advisors, Inc.(2)         93,500.00           6.3
   51 John F. Kennedy Parkway
   Short Hills, NJ 07078

(1) Mr. H. Harry Bresky, President of the Company, his brother Otto Bresky, Jr., and sister, Marjorie B. Shifman, own and have sole voting power over 37,456.25 shares, 79,310.83 shares and 15,467.75 shares, respectively, of the Common Stock of Seaboard Flour Corporation. These individuals and other members of the Bresky family, including trusts created for their benefit, have beneficial ownership of 217,853.83 shares, or 94.9%, of the Common Stock of Seaboard Flour Corporation. Such family members in addition have beneficial ownership of a total of 34,815 shares, or 2.3%, of the Company's Common Stock which is not included in the amount owned by Seaboard Flour Corporation. Because of such ownership of Common Stock of Seaboard Flour
 Corporation by the Bresky family, Mr. H. Harry Bresky may be deemed to have indirect beneficial ownership of the Common Stock of the Company held by Seaboard Flour Corporation.
(2) Beneficial ownership by Franklin Mutual Advisors, Inc. ("FMAI") is based on an amended Schedule 13G that was filed with the Securities and Exchange Commission on January 29,
 1999. According to the Schedule 13G, these securities are beneficially owned by one or more open-ended investment companies or other managed accounts which, pursuant to advisory contracts, are advised by FMAI. FMAI disclaims any economic interest or beneficial ownership in these securities.

  Based solely on a review of the copies of reports furnished to the Company, and written representations that no other reports were required, the Company believes that during fiscal 1998, all reports of ownership required under Section 16(a) of the Securities Exchange Act of 1934 for Directors and executive officers of the Company, and beneficial owners of more than 10% of the Company's Common Stock, have been timely filed.

                 ITEM 1:  ELECTION OF DIRECTORS

  The Board of Directors has fixed the number of Directors at four. Unless otherwise specified, proxies will be voted in favor of the election as Directors of the following four persons for a term of one year and until their successors are elected and qualified. All nominees are currently Directors. Mr. H. Harry Bresky has served as a Director continuously since 1959, and was reelected by the stockholders at the last annual meeting. Mr. H. Harry Bresky is the father of Mr. Steven J. Bresky. Mr. Joe E. Rodrigues has served as a Director since 1990 and was reelected by the stockholders at the last annual meeting. Mr. Thomas J. Shields has served as a Director since 1992 and was reelected by the stockholders at the last annual meeting. Mr. David A. Adamsen has served as Director since 1995 and was reelected by the stockholders at the last annual meeting. There are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was nominated. As of January 31, 1999, the four nominees beneficially owned securities of the Company in the amounts shown:

                                                            Amount of Stock (1)

                                                               Common   Percent
Name              Principal Occupations and Positions          Stock   of Class

H.Harry Bresky    Director and President, Seaboard Corporation; 5,611(2)  0.4
  Age 73          President, Treasurer and Director,
                  Seaboard Flour Corporation.

Joe E. Rodrigues  Director (since 1990) and Member of  Audit      200     0.01
  Age 62          Committee (since 1992), Executive Vice
                  President and Treasurer, Seaboard Corporation.

Thomas J. Shields Director and Chairman of Audit Committee (since  39     0.002
   Age  51        1992), Seaboard  Corporation;  President
                  (since  1991), Shields & Company, Inc.,
                  investment banking  firm;  Director (since
                  1997), B.J.'s Wholesale Club, Inc., warehouse merchandising company; Director (1992 to 1997), Waban, Inc., warehouse merchandising company;
                  Director (since 1996), Versar, Inc.,
                  environmental consulting company.

David A. Adamsen  Director and Member of Audit Committee (since     0       0
  Age 47          1995), Seaboard Corporation; Vice President
                  of Special Projects (since 1998), Dean Foods
                  Company, dairy specialty-food processor and distributor; President and General Manager
                  (1986 to 1998), Penny Curtiss Baking Co., bakery processing plant; Vice President-
                  Manufacturing (1994 to 1998), The Penn Traffic
                  Co., retail and wholesale food distribution company. (3)

Beneficial ownership of a ll Directors and executive officers as
a group (8 in dividuals).                                       8,388(4)  0.6

(1) The number of shares shown in this table does not include indirect beneficial ownership of Common Stock of the Company attributable to Mr. H. Harry Bresky's ownership of Seaboard Flour Corporation stock as more fully described under the Principal Stockholders section herein. Mr. H. Harry Bresky had record and beneficial ownership of 37,456.25 shares (16.3%) of the outstanding Common Stock of Seaboard Flour Corporation as of January 31, 1999. In addition, 63,231 shares are held in various Trusts for the benefit of Mr. Bresky's issue. Except for certain annuities to be received from two of the Trusts, Mr. Bresky disclaims any beneficial ownership of these shares.
(2) These shares exclude 5,285 shares (0.4% of the class) held by Mr. H. Harry Bresky's wife, as to which Mr. Bresky disclaims any beneficial interest.
(3) On March 1, 1999, The Penn Traffic Co. announced that it had filed in the Bankruptcy Court for the District of Delaware a petition for relief under Chapter 11 of the United States Bankruptcy Code seeking to implement a prenegotiated financial restructuring with the holders of its senior and subordinated notes.
(4) In addition to the ownership of shares by the individuals shown in this table, these shares include 2,538 shares (0.2% of class) owned by Mr. Steven J. Bresky. No other executive officer named in the Executive Compensation and Other Information section herein owns any shares.

  In case any person or persons named herein for election as Directors are not available for election at the Annual Meeting, proxies may be voted for a substitute nominee or nominees, as well as for the balance of those named herein. Management has no reason to believe that any of the nominees for the election as Director will be unavailable.

        COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

  The Audit Committee consists of three members: Messrs. Thomas J. Shields, David A. Adamsen and Joe E. Rodrigues, all of whom are nominees for Director listed herein. The primary function of the Audit Committee is to ensure the effectiveness of the Company's internal control structure and financial reporting process. The Company has no nominating or compensation committee.
  The Board of Directors held nine meetings in fiscal 1998, four of which were telephonic meetings. Other actions of the Board of Directors were taken by unanimous written consent as needed. The Audit Committee held one meeting in fiscal 1998. Each Director attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he served.
  Each non-employee Director receives $5,000 quarterly and an additional $1,500 per meeting of the Audit Committee of the Board. During 1998, the non-employee Directors each received an additional $1,500 for attending a special meeting to discuss the sale of the Company's Puerto Rican businesses.

          EXECUTIVE COMPENSATION AND OTHER INFORMATION

  The following table shows all compensation earned, during the fiscal years indicated, by the Chief Executive Officer and the four other highest paid executive officers of the Company for such period in all capacities in which they have served:

                   SUMMARY COMPENSATION TABLE
                               Annual Compensation
Name                                                Other (3)         (4)
and                               (1)       (2)      Annual         All Other
Principal                         Salary    Bonus  Compensation   Compensation
Position                  Year    ($)       ($)       ($)             ($)

H. Harry Bresky           1998   603,399   400,000   46,651          4,800
President                 1997   558,963   400,000    7,786          4,800
(Chief Executive Officer) 1996   539,119   185,000    8,174          4,500

Joe E. Rodrigues          1998   484,308   225,000   27,509          4,800
Executive Vice President  1997   451,819   200,000    7,786          4,800
and Treasurer             1996   474,093   100,000   97,724          4,500

Rick J. Hoffman           1998   338,279   175,000   20,123          4,800
Vice President            1997   298,801   200,000    6,838          4,800
                          1996   299,160    50,000   44,400          4,500

Steven J. Bresky          1998   266,888   175,000   13,372          4,800
Vice President            1997   243,771   150,000    3,549          4,800
                          1996   254,081    50,000   48,998          4,500

Robert L. Steer (5)       1998   227,998   150,000    8,428          4,800
Vice President            1997   173,701   100,000        -          4,800
Chief Financial Officer   1996   139,269    50,000   16,814          4,500


(1) Salary includes amounts deferred at the election of the named executive officers under the Company's 401(k) retirement savings plan.
(2)  Reflects bonus earned for each fiscal year presented.
(3) Other Annual Compensation earned for fiscal 1998 and 1997 represents benefits under the Supplemental Executive Retirement Plan described herein.
 Other Annual Compensation earned for fiscal 1996 represents benefits under an Executive Retirement Plan and the Supplemental Executive Retirement Plan described herein. The amounts of these benefits for fiscal 1996 are as follows: (i) Executive Retirement Plan: Rodrigues $89,550, Hoffman $36,226,
 S. Bresky $40,824, and Steer $15,475; and (ii) Supplemental Executive Retirement Plan: H. Bresky $8,174, Rodrigues $8,174, Hoffman $8,174, S. Bresky $8,174 and Steer $1,339.
(4)      All    Other   Compensation   represents   the   Company
 contributions to the Company's 401(k) retirement savings plan on behalf of the named executive officers. Excludes perquisites and other benefits, unless the aggregate amount of such compensation exceeds the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the Named Executive Officer.
(5) Mr. Steer was elected by the Board of Directors of the Company as Vice President Finance effective April 22, 1996. Effective April 27, 1998, Mr. Steer's title changed to Vice President Chief Financial Officer.

                        RETIREMENT PLANS

Executive Retirement Plan. The Seaboard Corporation Executive Retirement Plan (the "Executive Retirement Plan") provides retirement benefits for a select group of officers and managers including the Chief Executive Officer and the four other highest paid executive officers. Effective January 1, 1997, the Executive Retirement Plan provides that participants will accrue a benefit in an amount equal to 2.5% of the final average remuneration (salary plus bonus) of the participant multiplied by the years of service from January 1, 1997, reduced by the amount such participant has accrued under the Seaboard Corporation Pension Plan (described below) available to all full time employees of the Company, which benefit is payable beginning at normal retirement. Benefits under the plan are unfunded. As of December 31, 1998, all of the Named Officers are fully vested and have two years of service as defined in the Executive Retirement Plan. Under this Plan, the automatic form of benefit payment, for a married participant, is pursuant to a "50% Joint and Survivor Annuity." This means the participant will receive a monthly annuity benefit for his/her lifetime and an eligible surviving spouse shall receive a lifetime annuity equal to 50% of the participant's benefit. The automatic form of benefit payment for an unmarried participant is pursuant to a "Single Life Annuity." While these represent the automatic forms of payment, the Plan does allow optional forms under certain circumstances. The table below shows annual benefits by remuneration and years of service beginning with fiscal 1997.

                 EXECUTIVE RETIREMENT PLAN TABLE
              YEARS OF SERVICE FROM JANUARY 1, 1997

     REMUNERATION     15        20       25       30        35
     $ 125,000     27,700   36,900    46,100   55,300    64,500
     $ 150,000     32,800   43,600    54,600   65,400    76,400
     $ 175,000     40,300   53,800    67,300   80,800    94,100
     $ 200,000     49,700   66,300    82,900   99,500   116,000
     $ 225,000     59,100   78,800    98,500  118,300   137,900
     $ 250,000     68,500   91,300   114,200  137,000   159,800
     $ 300,000     87,200  116,300   145,400  174,500   203,500
     $ 400,000    124,700  166,300   207,900  249,500   291,000
     $ 450,000    143,500  191,300   239,200  287,000   334,800
     $ 500,000    162,200  216,300   270,400  324,500   378,500

  The benefits provided under the Executive Retirement Plan for years prior to 1997 are included in the Summary Compensation Table above, except with respect to Mr. H. Bresky, whose benefit is described below under Frozen Executive Retirement Plan Benefit.

Frozen Executive Retirement Plan Benefit. Mr. H. Bresky is 100% vested in an Executive Retirement Plan frozen effective December 31, 1996 in which he has accrued an annual benefit of $22,500 upon his retirement Under this Plan, the automatic form of benefit payment is pursuant to a "Ten-year Certain and Continuous Annuity." This means Mr. Bresky will receive a monthly annuity benefit for his lifetime and should Mr. Bresky die while in the ten-year certain period, the balance of the ten-year benefit will be paid to his designated beneficiary. If Mr. Bresky dies while employed by the Company or after retirement, but before the commencement of benefits, monthly payments shall be made to Mr. Bresky's beneficiary in the form of a 100% joint and survivor benefit. While this is the form of payment, the Plan does allow optional forms under certain circumstances.
Seaboard Corporation Pension Plan. The Seaboard Corporation Pension Plan provides defined benefits for its domestic salaried and clerical employees. Beginning in fiscal 1997, each of the individuals named in the Summary Compensation Table participates in the Seaboard Corporation Pension Plan. Benefits under the plan are generally based upon the number of years of service and a percentage of final average remuneration (salary plus bonus) but are limited by federal law. As of December 31, 1998, all of the Named Officers are fully vested and have two years of service as defined in the Seaboard Corporation Pension Plan. Under this Plan, the automatic form of benefit payment, for a married participant, is pursuant to a "50% Joint and Survivor Annuity." This means the participant will receive a monthly annuity benefit for his/her lifetime and an eligible surviving spouse shall receive a lifetime annuity equal to 50% of the participant's benefit. The automatic form of benefit payment for an unmarried participant is pursuant to a "Single Life Annuity." While these represent the automatic forms of payment, the Plan does allow optional forms under certain circumstances. The table below shows benefits by remuneration and years of service.

                       PENSION PLAN TABLE
              YEARS OF SERVICE FROM JANUARY 1, 1997

REMUNERATION       15        20       25       30        35
$ 125,000       19,200   25,600    32,000   38,500    44,900
$ 150,000       23,500   31,400    39,200   47,100    54,900
$ 175,000       25,300   33,700    42,100   50,500    59,000
$ 200,000       25,300   33,700    42,100   50,500    59,000
$ 225,000       25,300   33,700    42,100   50,500    59,000
$ 250,000       25,300   33,700    42,100   50,500    59,000
$ 300,000       25,300   33,700    42,100   50,500    59,000
$ 400,000       25,300   33,700    42,100   50,500    59,000
$ 450,000       25,300   33,700    42,100   50,500    59,000
$ 500,000       25,300   33,700    42,100   50,500    59,000

Frozen Retirement Plan. Each of the individuals named in the Summary Compensation Table is 100% vested under a certain defined benefit plan which was frozen at December 31, 1993. A definitive actuarial determination of the benefit amounts was made in 1995. The annual amounts payable upon retirement after attaining age 62 under this predecessor defined benefit plan are as follows: H. Bresky $120,108, Rodrigues $61,602, Hoffman $32,063, S. Bresky $32,796 and Steer $15,490. Under this Plan, the automatic form of benefit payment, for a married participant, is pursuant to a "Ten-year Certain and Continuous Annuity." This means the participant will receive a monthly annuity benefit for his/her lifetime and should the participant die while in the ten-year certain period, the balance of the ten-year benefit will be paid to his/her designated beneficiary. If the participant dies while employed by the Company or after retirement, but before the commencement of benefits, monthly payments shall be made to the participants beneficiary for a period of ten years. While this is the automatic form of payment, the Plan does allow optional forms under certain circumstances.

Supplemental Retirement Plans. The Supplemental Executive Retirement Plan provides for cash compensation in an amount equal to 3% of a participant's annual compensation in excess of $160,000 ($150,000 for fiscal 1996 but not greater than $300,000 for 1997 and 1996). Additionally, the amounts paid pursuant to this plan are grossed up to cover 100% of a participant's estimated income tax liability on the benefit. The amounts of benefits payable, including the gross up for taxes, under the Supplemental Executive Retirement Plan is reported in the Summary Compensation Table herein.
   In addition to the Supplemental Executive Retirement Plan, the Company has agreed to provide a supplementary pension benefit to Messrs. H. Bresky and Rodrigues. Mr. Rodrigues is entitled to a supplementary annual pension equal to 4% of his total compensation (base compensation and all prescribed allowances and bonuses) during his employment with the Company. As of January 1, 1999, Mr. Rodrigues was entitled to receive annual estimated benefits for his lifetime of $294,542 under this supplementary plan upon his retirement. Subsequent to his retirement, the benefit will increase annually based on the change in the Consumer Price Index. Mr. H. Bresky is entitled to a supplementary annual pension in the amount of $410,088 per year. Under this Plan, the automatic form of benefit payment is pursuant to a "Ten-year Certain and Continuous Annuity." This means Mr. Bresky will receive a monthly annuity benefit for his lifetime and should Mr. Bresky die while in the ten-year certain period, the balance of the ten-year benefit will be paid to his designated beneficiary. If Mr. Bresky dies while employed by the Company or after retirement, but before the commencement of benefits, monthly payments shall be made to Mr. Bresky's beneficiary for a period of ten years. Under these plans, payment of benefits commences with the executive's retirement from the Company.
  None of the benefits payable under the aforementioned plans contain an offset for social security benefits.

   REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

   The following information is to provide shareholders and other interested parties with a clear understanding of the Company's philosophy regarding executive compensation and to provide insight behind fundamental compensation decisions.
  The Company maintains the philosophy that determination of compensation for its executive officers by the Board of Directors is directly and materially performance based with a recognition that these officers are responsible for implementing the Company's long-term strategic objectives. The Company's goals with respect to its executive compensation policies described below are to attract and retain top executive employees.
  Base compensation and increases thereto for executive officers as presented in the Summary Compensation Table herein are determined by the following factors:

    Competitive salary ranges at or above the 50th percentile of a select group of comparable firms. This group is comprised of comparable sized firms in the food processing, marine transportation, and grain industries. While this group contains some of the same firms listed in the peer group index in the total return graphs herein, it is not identical.
    The state of the economy, which includes the performance of companies in similar industries and such key economic factors as the Consumer Price Index for Urban Wage Earners ("CPI-W").
    The diversity and complexity of the Company's businesses.
    An assessment of corporate performance, which includes such measures as revenue, profitability, return on assets, return on equity, cost containment, financial risk and achievement of non-financial strategic objectives.
    An assessment of the officer's performance based on various competency factors and the tracking of individual performance objectives.

  As Chief Executive Officer, Mr. H. Harry Bresky's base compensation is determined by a review of the Company's progress in meeting its goals and objectives, and a survey of the select group of firms referenced above. An analysis of the data presented in this survey shows that the typical base compensation for Chief Executive Officers of these entities is comparable at about the 50th percentile to the base compensation paid to Mr. H. Harry Bresky.
  Discretionary bonuses for executive officers, including the Chief Executive Officer, are determined by the Board of Directors in accordance with an executive bonus plan and an annual assessment of the Company's financial performance and each officer's individual contribution to that performance. In establishing the amount of executive officer bonuses, the Board uses guidelines established in the executive incentive program outlined below. However, the Board has the discretion to consider other factors as it deems appropriate. Aggregate bonuses for employees not otherwise compensated by a particular operating division, which includes Messrs. H. Bresky, Rodrigues, and Steer, are computed at 2/100ths of a percent of sales and 2% of earnings before taxes for the Company as a whole. The determination of the bonus pool for employees compensated by a particular division, which includes Messrs. Hoffman and S. Bresky, is based on a two-part formula. The first part, referred to as "the basic bonus," is computed as a ratio of sales by operating division to total corporate sales applied to the basic bonus amount as determined by the Board of Directors. The second part of the contribution, referred to as "the supplemental bonus," is based on the return on net assets employed in excess of 10% of the average assets employed by the division. The allocation of the operating division bonuses is made by the division head subject to the approval of the Executive Vice President of the Company. Furthermore, no executive officer may receive a bonus greater than 100% of his base compensation.

  Pursuant to Section 162(m) of the Internal Revenue Code, compensation in excess of $1 million paid to Mr. Bresky in 1998 is not deductible by the Company. The Board of Directors considered the non-deductibility of Mr. Bresky's excess compensation when determining his bonus for 1998.

  The  foregoing  report  has  been furnished  by  the  Board  of
Directors:

                         H. Harry Bresky
                        Joe E. Rodrigues
                        Thomas J. Shields
                        David A. Adamsen


                       COMPANY PERFORMANCE

  The Securities and Exchange Commission requires a five-year comparison of stock performance for the Company with that of an appropriate broad equity market index and similar industry index. The Company's Common Stock is traded on the American Stock Exchange, and one appropriate comparison is with the American Stock Exchange Market Value Index performance. Because there is no single industry index to compare stock performance, the companies comprising the Dow Jones Food and Marine Transportation Industry indices were chosen as the second comparison.
  The following graph shows a five-year comparison of cumulative total return for the Company, the American Stock Exchange Market Value Index and the companies comprising the Dow Jones Food and Marine Transportation Industry indices weighted by market capitalization for the five fiscal years commencing December 31, 1993, and ending December 31, 1998:

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG
SEABOARD CORPORATION, AMERICAN STOCK EXCHANGE MARKET VALUE INDEX,
AND DOW JONES FOOD AND MARINE TRANSPORTATION INDUSTRY INDICES





                             Seaboard Corporation


                                                     American Stock
                Seaboard            Industry         Exchange Market
               Corporation           Index            Value Index
               -----------         ---------         ---------------

     12/31/98     233                  218                151
     12/31/97     242                  224                148
     12/31/96     146                  163                122
     12/31/95     145                  139                115
     12/31/94      88                  109                 91
     12/31/93     100                  100                100



     *Industry Index: A weighted average by market capitalization of the companies comprising the Dow JOnes Food and Marine Transportation Industry indices.



  The  total  cumulative return assumes that  the  value  of  the investment in the Company's Common Stock and each index was  $100 on December 31, 1993, and that all dividends were reinvested.


   COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The  Board of Directors has no compensation committee.  Messrs.
H. Bresky and Rodrigues are members of the Board of Directors of the Company and participate in decisions by the Board regarding executive compensation.
  The Company engages in shipping operations. Through wholly owned subsidiaries, the Company and Seaboard Flour Corporation provide certain services relating to these operations. Mr. H. Bresky is the President, Treasurer, Director and principal stockholder of Seaboard Flour Corporation. During fiscal year 1998, Carlos Shipping Limited, a wholly owned subsidiary of Seaboard Flour Corporation, paid the Company $86,000 for ship management fees. The Company paid Carlos Shipping Limited
$2,491,924 for time and voyage charter fees related to the vessel, MV African Azalea, from which Carlos Shipping Limited reimbursed $1,449,324 for ship operating costs advanced by the Company. The Company believes these fees to be prevailing market rates.
  During the Company's fiscal year ended December 31, 1998, the Company and Carlos Shipping Limited were indebted to each other in varying amounts for expenses primarily related to chartering and management services. Interest was charged on such indebtedness related to the management services at the prime lending rate. The largest net amount outstanding during the year from Carlos Shipping Limited to the Company was $224,789 at March 28, 1998. The largest net amount outstanding during the year from the Company to Carlos Shipping Limited was $146,229 at December 31, 1998. The net amount outstanding at January 31, 1999, was from the Company to Carlos Shipping Limited in the amount of $93,380.
  During the Company's fiscal year ended December 31, 1998, the Company and Seaboard Flour Corporation were indebted to each other in varying amounts. Advances due from Seaboard Flour Corporation to the Company bear interest at the prime lending rate while advances due to Seaboard Flour Corporation from the Company bear interest at the Company's short-term borrowing rate. The largest net amount outstanding from the Company to Seaboard Flour Corporation during the year was $6,438,596 at September 26, 1998. The largest net amount outstanding from Seaboard Flour Corporation to the Company during the year was $2,912,557 at May 2, 1998. The net amount outstanding at January 31, 1999, was from Seaboard Flour Corporation to the Company in the amount of $1,440,546. Such borrowings were primarily used for working capital purposes.


           ITEM 2:  SELECTION OF INDEPENDENT AUDITORS

  The persons named in the accompanying proxy intend, unless otherwise instructed, to vote the proxies to ratify the selection of KPMG LLP, certified public accountants, as independent auditors of the Company for the next fiscal year. The selection of this firm has been recommended by the Audit Committee of the Board of Directors of the Company. The Company has been advised by such firm that neither it nor any member or associate has any relationship with the Company or with any of its affiliates other than as independent accountants and auditors. Submission to the stockholders of the selection of auditors is not required by the By-Laws, and the Directors would vote to select KPMG LLP as independent auditors of the Company even if not approved by the stockholders.
  Representatives of KPMG LLP will be present at the Annual Meeting with the opportunity to make any statement desired and will be available to answer questions from stockholders.

                  ITEM 3:  STOCKHOLDER PROPOSAL

  An individual stockholder, whose name and address and number of shares held will be furnished by the Company promptly, upon receipt of any request therefor, has notified the Company that the stockholder intends to introduce the following proposal at the 1999 Annual Meeting. The proposal and supporting statement, for which the Board of Directors and Company accept no responsibility, are set forth below:

       "RESOLVED, that the shareholders of SEABOARD CORPORATION present or voting by proxy at the 1999 annual meeting hereby recommend to the Board of Directors that such Board initiate and complete the steps necessary to increase the number of common shares outstanding by way of a share split to achieve a broader base of owners and improve the marketability of the stock.

                      SUPPORTING STATEMENT

    Seaboard currently has 1,487,519.75 shares outstanding of which 1,120,511.75 or 75.3% is owned by the Seaboard Flour Corporation controlled by the Bresky family. That leaves a relatively small float of 367,008.00 shares. In addition, Franklin Mutual Advisors holds another 95,587.00 shares or 6.4% of the class. The small float results in several events:

     1.Large price movements on very small volume.

     2.Lack of institutional interest due to unavailability of shares.

     3.Lack of individual interest due to an unusually high share price.

     In the event the float was considerably larger, institutions and individuals may take an active interest in evaluating the merits of the Company and purchase the stock. There is also the possibility that select investment firms would institute research coverage. If the stock was more widely held, the price may more closely reflect the intrinsic value of the business."



                          OTHER MATTERS

  The notice of meeting provides for the election of Directors, the selection of independent auditors, a vote on the stockholder proposal, and for the transaction of such other business as may properly come before the meeting. As of the date of this Proxy Statement, the Board of Directors does not intend to present to the meeting any other business, and it has not been informed of any business intended to be presented by others. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will take action and vote proxies, in accordance with their judgment of such matters.
  Action may be taken on the business to be transacted at the meeting on the date specified in the notice of meeting or on any date or dates to which such meeting may be adjourned.

                      STOCKHOLDER PROPOSALS

  Any stockholder proposals for consideration at next year's annual meeting of stockholders must be received by the Company at its executive offices, 9000 West 67th Street, Shawnee Mission, Kansas 66202, no later than November 25, 1999, except that if the next year's annual meeting date is changed by more than 30 calendar days from the regularly scheduled date, the Company must receive such a proposal within a reasonable time before the Board of Directors makes its proxy solicitation.

                     ADDITIONAL INFORMATION

  Any stockholder desiring additional information about the Company and its operations may, upon written request, obtain a copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K without charge. Requests should be directed to Shareholder Relations, Seaboard Corporation, 9000 West 67th Street, Shawnee Mission, Kansas 66202. The Company's Annual Report to the Securities and Exchange Commission on Form 10-K is also available on the Company's internet website at www.seaboardcorp.com.